Investment Company Act File No. 811-23726

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 3 ☒

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CPG Vintage Access Fund V, LLC
(Exact Name of Registrant as Specified in its Charter)

125 West 55th Street

New York, New York 10119
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
125 West 55th Street
New York, New York 10119
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

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Check each box that appropriately characterizes the Registrant:

☒       Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐       Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐       Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐       A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐       Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐       Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐       If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☒       New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CPG VINTAGE ACCESS FUND V, LLC

April 2022

Supplement to the Confidential Memorandum
Dated January 24, 2022

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG VINTAGE ACCESS FUND V, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, UNITS OF LIMITED LIABILITY COMPANY INTERESTS (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENTS IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS A HIGHLY ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, CENTRAL PARK ADVISERS, LLC, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE CONFIDENTIAL MEMORANDUM, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

CPG Vintage Access Fund V, LLC Supplement

April 2022

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated January 24, 2022, as amended or supplemented from time to time (the "Memorandum") of CPG Vintage Access Fund V, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Memorandum and Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application.

*             *              *

The following supersedes any contrary information contained in the section of the Memorandum entitled "Summary of Terms—Distribution and Servicing Fee":

On March 24, 2022, the Board appointed Delaware Distributors, L.P. ("DDLP") as the placement agent of the Fund, effective April 1, 2022. References to the Placement Agent in the Memorandum refer to DDLP.

The following replaces the section of the Memorandum entitled "Management of the Fund–Placement Agent":

Delaware Distributors, L.P. (the "Placement Agent"), located at 100 Independence, 610 Market Street, Philadelphia, Pennsylvania, 19106, serves as the placement agent of the Fund's units. The Placement Agent is an affiliate of the Adviser and is an indirect subsidiary of Macquarie. The Placement Agent has agreed to use its best efforts to sell shares of the Funds.

Other than Macquarie Bank Limited ABN 46 008 583 542 ("Macquarie Bank"), any Macquarie Group entity noted in this document is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia).  The obligations of these other Macquarie Group entities do not represent deposits or other liabilities of Macquarie Bank.  Macquarie Bank does not guarantee or otherwise provide assurance in respect of the obligations of these other Macquarie Group entities.  In addition, if this document relates to an investment, (a) the investor is subject to investment risk including possible delays in repayment and loss of income and principal invested and (b) none of Macquarie Bank or any other Macquarie Group entity guarantees any particular rate of return on or the performance of the investment, nor do they guarantee repayment of capital in respect of the investment.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements: Not Applicable.

2.	Exhibits:

	(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (File No. 811-23726) filed on August 13, 2021 (the "Registration Statement").

	(a)(2)	Form of Amended and Restated Limited Liability Company Agreement is incorporated by reference to Exhibit (a)(2) of Amendment No. 1 to the Registration Statement, filed on January 24, 2022 ("Amendment No. 1").

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)	See Item 25(2)(a)(2)

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)(1)	Form of Investment Advisory Agreement is incorporated by reference to Exhibit (g)(1) of Amendment No. 1.

	(g)(2)	Form of Organizational Expenses Limitation Agreement is incorporated by reference to Exhibit (g)(2) of Amendment No. 1.

	(h)	Not Applicable.

	(i)	Not Applicable.

	(j)(1)	Form of Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(1) of Amendment No. 1.

	(j)(2)	Form of Amendment to the Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(2) of Amendment No. 1.

	(k)	Form of Services Agreement and Amendments to Services Agreement is incorporated by reference to Exhibit (k) of Amendment No. 1.

	(l)	Not Applicable.

	(m)	Not Applicable.

(n)	Not Applicable.

(o)	Not Applicable.

(p)	Not Applicable.

(q)	Not Applicable.

(r)(1)	Code of Ethics of the Registrant is incorporated by reference to Exhibit (r)(1) of Amendment No. 1.

(r)(2)	Code of Ethics of Central Park Advisers, LLC is incorporated by reference to Exhibit (r)(2) of Amendment No. 1.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing
Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

After completion of the private offering of units of limited liability company interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the Registrant's investment adviser (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of December 31, 2021:

Title of Class	Number of Record Holders

Units of Limited Liability Company Interests	1

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), filed as Exhibit (a)(2) to Amendment No. 1, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) to Amendment No. 1. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

Information as to the directors and officers of the Adviser, together with information as to any other business, profession, vocation, or employment of a substantial nature in which the Adviser, and each member, director, executive officer or partner of the Adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, director, officer, employee, partner or trustee, is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

SS&C Technologies, Inc., and its affiliates, DST Asset Manager Solutions, Inc. and ALPS Fund Services, Inc. serve as the Registrant's administrator, and maintain certain required accounting related and financial books and records of the Registrant at 430 W. 7th Street, Kansas City, Missouri 64105-1594 and 1290 Broadway, Suite 1100, Denver, Colorado 80203. The other required books and records are maintained by Central Park Advisers, LLC at 500 Fifth Avenue, 31st Floor, New York, New York 10110.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of April, 2022.

CPG VINTAGE ACCESS FUND V, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person